CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form SB-2 of our reports dated August 23, 1996 relating to the financial statements of Amtel Communications, Inc. and Combined Companies, which appears in such Prospectus. We also consent to the references to us under the headings "Experts" in such Prospectus.

     /s/ HARLAN & BOETTGER
     San Diego, California
     October 8, 1996